Fund Participation Agreement

This Agreement is entered into on this 1st day of May, 2003, between The Ohio National Life Insurance Company (“ONLIC”) and Ohio National Life Assurance Corporation (“ONLAC”) (together “Ohio National”), life insurance companies organized under the laws of the State of Ohio sponsor of the separate accounts listed on Schedule C (“Separate Accounts”), separate accounts established by Ohio National in accordance with the laws of Ohio, Calvert Variable Series, (“CVS”), a management investment company organized under the laws of the State of Maryland, and Calvert Distributors, Inc. (“CDI”), the principal underwriter of CVS, organized under of the laws of the State of Delaware.

Article I

Definitions

1.1	“Business Day” shall mean a day on which Ohio National and the New York Stock Exchange are customarily open for business.

1.2	“Contract” shall mean a variable annuity or variable life insurance contract issued by Ohio National.

1.3	“Contractholder” shall mean any association, employer, trustee(s) or individual who is a party to a Contract.

1.4	“Participant” shall mean any employee of an employer or Contractholder who is enrolled to participate under the Contract.

1.5	“Participating Company” shall mean any insurance company (including Ohio National), that offers variable annuity and/or variable life insurance contracts to the public and which has entered into an agreement with the Fund similar hereto for the purpose of making Fund shares available to serve as the underlying investment medium for the aforesaid contracts.

1.6	“Fund” shall mean a portfolio of investments of CVS having specific investment objectives, policies and restrictions.

1.7	“Sub-account” shall mean any sub-account of Separate Accounts set up for the purpose of investing in a corresponding Fund.

Article II

Representations

2.1	Ohio National represents that:

a.	ONLIC and ONLAC are insurance companies organized under the laws of Ohio.

b.	Separate Accounts have been established by Ohio National pursuant to the Insurance Code for the purpose of serving as funding media for Contracts.

c.	Separate Accounts are registered under the Investment Company Act of 1940 as unit investment trusts.

d.	Contracts offered by Ohio National and funded through Separate Accounts are described in registration statements filed under the Securities Act of 1933 (the “1933 Act”).

e.	The income, gains and losses, whether or not realized, from assets allocated to Separate Accounts are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Accounts without regard to other income, gains or losses of Ohio National.

f.	Separate Accounts are subdivided into various sub-accounts under which income, gains and losses, whether or not realized from assets allocated to each sub-account are, in accordance with applicable contracts, to be credited to or charged against such sub-accounts without regard to other income, gains or losses of other sub-accounts or of Ohio National.

g.	Ohio National has established Separate Accounts in such a manner as to enable it to use Fund shares as the underlying investment medium for corresponding Sub-accounts.

h.	Ohio National possesses and shall maintain all licenses and approvals required to offer and sell Contracts.

2.2	CVS represents that:

a.	CVS is registered with the Securities and Exchange commission under the Investment Company Act of 1940 as an open-end management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for CVS to operate and offer Fund shares as the underlying investment medium for certain Sub-accounts.

b.	CVS is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended and that it intends to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Ohio National with reasonable promptness after having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.
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c.	CVS is divided into various funds, each Fund being subject to separate investment objectives, policies, and restrictions.

d.	CVS assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code.

e.	Shares of CVS will be sold only to insurance companies and their separate accounts that offer variable annuity and/or variable life insurance contracts. No Fund shares will be offered to the general public.

f.	CVS shall comply with the terms of this Fund Participation Agreement directly or through its third parties under contracted obligation to CVS. Such third parties shall be referred herein as “Agents.”

Article III

Selection of Sub-accounts

3.1	The Contracts funded through Separate Accounts will provide for the allocation of contributions among the various Sub-accounts. The Sub-accounts will invest in shares of various registered management investment companies. The selection of a particular Sub-account is to be made by a Participant and such selection may be changed in accordance with the terms of the Contracts. The selection and number of Sub-accounts available to Participants will be limited by the Contracts.

Article IV

Fund Shares

4.1	CVS agrees to make shares in the Funds listed on Schedule A available to serve as the underlying investment media for certain Sub-accounts.

4.2	CVS agrees to make additional Fund shares (other than those listed on Schedule A) available to serve as investment media for Sub-accounts in the future should Ohio National so request.

4.3	Ohio National shall be permitted to utilize and employ shares of management investment companies other than CVS as underlying investment media for Sub-accounts.
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4.4	CVS shall ensure that Fund shares are registered with applicable federal and state agencies at all times.

4.5	Transfer of Fund shares will be by book entry only. CVS will credit Ohio National as Separate Account sponsor with the appropriate number of shares of each fund. No stock certificates will be issued to Ohio National. Ohio National will record shares ordered from a particular Fund in an appropriate title for the corresponding Sub-account.

Article V

Procedures for Placing Orders

5.1	Each business day CVS will use its best efforts to fax closing net asset value, dividend, and capital gain information to Ohio National by 7:00p.m. Eastern time, or as soon thereafter as practicable. Ohio National will fax orders to purchase and/or redeem Fund shares by 10:00 a.m. Eastern time the following business day directly with CVS or its specified agent.

CVS appoints Ohio National as its agent for the limited purpose of accepting orders for Fund shares for Separate Account. CVS will execute orders at the net asset value determined as of the close of trading on the day of receipt of such orders by acting as agent (“effective trade date”). However, any orders received by acting as agent after the close of the New York Stock Exchange will be executed at the net asset value determined at the end of the following business day.

5.2	Ohio National shall provide to CVS a list of persons authorized to place orders for purchases and redemptions with CVS. CVS shall accept orders on behalf of Ohio National only from persons named on such list. Ohio National shall replace such list with another in the event of changes in authorized persons. Ohio National agrees that any person whose name appears on the list from time to time will be duly authorized by appropriate corporate action by Ohio National.

Article VI

Settlement

6.1	On the day following the effective trade date, payment will be initiated by federal wire transfer to a custodial account designated by CVS. To send Ohio National redemption orders, CVS will use federal wire transfer.

6.2	CVS shall mail to Ohio National a copy of a detailed transaction report and a transaction history report following each trade.
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Article VII

Dividends and Distributions

7.1	CVS shall furnish to Ohio National notice of any dividend or distribution payable on its shares at least five (5) business days prior to the ex-dividend date. On the ex-dividend date or, if not a business day on the first business day thereafter, CVS shall furnish Ohio National the actual amount of dividend or distribution payable per share. All of such dividends and distributions as are payable on each Fund’s shares shall be automatically reinvested in additional shares of that Fund. CVS shall, on the date of issuance or if not a business day thereafter, notify Ohio National of the number of shares so issued.

Article VIII

Expenses

8.1	All expenses incident to the performance by CVS under this Agreement shall be paid by CVS, including the cost of registration of CVS shares with the Securities and Exchange Commission and in states where required. Ohio National shall bear none of the expenses for the registration of CVS’s shares, preparation of CVS’s prospectuses, notices, and periodic reports to shareholders, the preparation of any statements and notices required by any federal or state law, or taxes on the issue or transfer of CVS’s shares subject to this Agreement. However, Ohio National shall be responsible for the expenses of printing and distributing such materials from Ohio National to Contractholders and Participants. CVS also agrees to pay Ohio National a fee for reimbursement for the printing and sub-transfer agency services performance on behalf of CVS shares based on attached Schedule B. CVS and Ohio National agree that the fee does not constitute payment in any manner for investment advisory services or the cost of distribution of the fund.

Article IX

Statements and Reports

9.1	CVS shall provide monthly statements of account as of the end of each month for all of Ohio National accounts by the fifteenth (15th) Business Day of the following month.

9.2	CVS will provide to Ohio National at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities. Such copy may be provided electronically.
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9.3	Ohio National will provide to CVS at least one copy of all prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, and all amendments to any of the above, that relate to the Contracts or the Separate Account, within a reasonable time after the filing of such document with the Commission.

Article X

Voting of Fund Shares

10.1	CVS shall ensure that each Fund complies with all provisions of the Investment Company Act of 1940 with respect to voting by shareholders and with all rules and valid interpretations of the Securities and Exchange Commission with respect thereto.

10.2	CVS, as its expense, shall provide Ohio National with copies of its proxy material in such quantity as Ohio National shall reasonably require for distributing to Contractholders and Participants.

10.3	Ohio National shall provide pass-through voting privileges to all Contractholders so long as the Securities and Exchange Commission continues to interpret the Investment Company Act of 1940 as requiring pass-through voting privileges for variable contract owners. It shall be the responsibility of Ohio National to assure that it and the separate accounts of the other Participating Companies participating in any Fund calculate voting privileges in a consistent manner.

10.4	Ohio National will distribute to Contractholders all proxy material furnished by CVS and will vote shares in accordance with instructions received from those Ohio National Contractholders with contract value allocated to CVS shares. Ohio National shall vote CVS shares for which no instructions have been received in the same proportion as shares for which such instructions have been received from Contractholders. Ohio National and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for CVS shares held for such Contractholders.
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Article XI

Marketing and Representations

11.1	CVS shall periodically furnish Ohio National with the following materials on computer disc or one original hard copy for Ohio National to distribute to each Contractholder and Participant and to support Ohio National’s marketing efforts.

a.	Current Fund Prospectus and any supplements thereto (disc);

b.	Current Statement of Additional Information (hard copy);

c.	Current annual and semi-annual reports to shareholders (disc); and

Such materials will be furnished to Ohio National in time for Ohio National to comply with its regulatory responsibilities under the federal securities laws. Ohio National will bear the cost of printing all materials.

11.2	Ohio National shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Ohio National. Ohio National shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

11.3	Ohio National shall make no representations concerning Fund shares except those contained in a current Fund prospectus, in printed information supplemental to such prospectus. and in materials that have received the prior approval of CVS.

Article XII

Potential Conflicts

12.1	Ohio National has reviewed a copy of an order for exemptive relief granted to CVS by the Securities and Exchange Commission on November 21, 1988 (File No. 812-7095) and, in particular, has reviewed the conditions to the relief set forth therein. As set forth in such application, the Board of Directors of CVS (“the Board”) will monitor CVS for the existence of any material irreconcilable conflict between the interests of the contractholders of all separate accounts investing in CVS. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or Judicial decision in any relevant proceeding; (d) the manner in which the investments of any portfolio are being managed; (e) a difference in voting instructions given by variable annuity contractholders and variable life insurance contractholders; or (f) a decision by an insurer to disregard the voting instructions of contractholders. The Board shall promptly inform Ohio National if it determines that an irreconcilable material conflict exists and the implications thereof.
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12.2	Ohio National will report any potential or existing conflicts of which it is aware to the Board. Ohio National will assist the Board in carrying out its responsibilities under the shared funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by Ohio National to inform the Board whenever Contractholder voting instructions are disregarded.

12.3	If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Ohio National is responsible for causing or creating said conflict, Ohio National shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

a.	Withdrawing the assets allocable to the Separate Accounts from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected Contractholders the option of making such a change; and/or

b.	Establishing a new registered management investment company or managed separate account.

12.4	If a material irreconcilable conflict arises as a result of a decision by Ohio National to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in CVS, Ohio National, at Ohio National’s sole cost, may be required, at the Board’s election, to withdraw the Separate Accounts’ investment in CVS and terminate this agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

12.5	For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for any Contract. Ohio National shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

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Article XIII

Indemnification

13.1	Ohio National shall indemnify and hold harmless CVS and each of its directors, officers, employees, agents, and each person, if any, who controls CVS within the meaning of the 1933 Act against any losses, claims, damages, or liabilities to which the Fund or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect to thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Ohio National for use in a Fund’s registration statement or prospectus or sales literature or advertisements of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Fund’s prospectus and sales literature) of Ohio National or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment; and Ohio National will reimburse any legal or other expenses reasonably incurred by CVS or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action. This indemnity agreement will be in addition to any liability that Ohio National may otherwise have.

13.2	CDI shall indemnify and hold harmless Ohio National and each of its directors, officers, employees, agents, and each person, if any, who controls Ohio National within the meaning of the 1933 Act against any losses, claims, damages, or liabilities to which Ohio National or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Fund’s registration statement or prospectus or sales literature or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and CDI will reimburse any legal or other expenses reasonably incurred by Ohio National or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or advertisements with respect to the Separate Accounts or the contracts and such statements were based on information provided to Ohio National by CDI or the Fund; and CDI will reimburse any legal or other expenses reasonably incurred by Ohio National or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that CDI or CVS will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written information furnished to CVS by Ohio National specifically for use therein. This indemnity agreement will be in addition to any liability that CDI may otherwise have.
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13.3	CDI shall indemnify and hold harmless Ohio National and all liability, loss, damages, costs, or expenses that Ohio National may incur, suffer, or be required to pay due to CVS’s or its Agent’s (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and/or (3) untimely reporting of the net asset value, dividend rate, or capital gain distribution rate, the materiality of any net asset value error to be determined according to standard investment company industry practice.

13.4	Promptly after receipt by an indemnified party under this paragraph of notices of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph, promptly notify the indemnifying party of the commencement thereof. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party.

Article XIV

Commencement and Termination

14.1	This Agreement shall be effective as of the date set forth in the first paragraph of this Agreement and shall continue in force until terminated in accordance with the provisions herein.

14.2	This Agreement shall terminate as to the sale and issuance of new Contracts:

a.	At the option of Ohio National or CVS upon 90 days advance written notice to the other party;

b.	At the option of Ohio National, if any Fund shares are not reasonably available to meet the requirements of the Contracts as determined by Ohio National. Prompt notice of election to terminate shall be furnished by Ohio National, said termination to be effective 10 days after receipt of notice unless CVS makes available a sufficient number of shares to meet the requirements of the Contracts within said I 0-day period;
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c.	At the option of Ohio National upon the institution of formal proceedings against CVS by the Securities and Exchange Commission, National Association of Securities Dealers, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which may, in Ohio National’s reasonable judgment, materially impair CVS’s ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Ohio National with said termination to be effective upon receipt of notice;

d.	In the event a Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Ohio National Termination shall be effective immediately upon such occurrence without notice;

e.	Upon assignment of this Agreement unless made with the written consent of each party.

Article XV

Amendments

15.1	This Agreement shall automatically be amended to comply with any amendment to the Investment Company Act of 1940 or rule of any regulatory authority that affects in any manner the actions and relationships authorized hereunder.

15.2	Any other changes in the terms of this Agreement, including adding or deleting Funds to or from Schedule A, shall be made by agreement in writing between all parties.

Article XVI

Notice

16.1	Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses:

The Ohio National Life Insurance Company

Attn: Ronald L. Benedict

Corporate VP, Counsel & Secretary

One Financial Way

Montgomery, OH 45242

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Calvert Group, Ltd.

Attn: Legal Department

4550 Montgomery Avenue, Suite 1000N

Bethesda, MD 20814

Notice shall be deemed to be given on the date of receipt by the addressee as evidenced by the return receipt.

Article XVII

Law

17.1	This Agreement shall be construed in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

The Ohio National Life Insurance Company
Ohio National Life Assurance Corporation

Attest:	By:

	Its:	Vice Chairman

Calvert Variable Series, Inc.

Attest:	By:

	Its:	Treasurer

Calvert Distributors, Inc.

Attest:	By:

	Its:	SVP & Chief Financial Officer
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Schedule A

Portfolios/Funds of CVS to be made available to Ohio National as the sponsor of the Separate Account:

●	CVS Social Equity Portfolio
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Schedule B

Effective May 1, 2003, CDI shall pay Ohio National an amount equal to the following schedule:

●	0.25% on average quarterly assets
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Schedule C

Separate Accounts of The Ohio National Life Insurance Company (for variable annuities):

●	Ohio National Variable Account A
●	Ohio National Variable Account B
●	Ohio National Variable Account C
●	Ohio National Variable Account D

Separate Account of Ohio National Life Assurance Corporation (for variable life insurance):

●	Ohio National Variable Account R

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